Exhibit 99.1

Media Contact:	Dan Turner
302-996-8372
daniel.a.turner@dupont.com

Investor Contact:	302-774-4994

Ellen Kullman to Retire as Chair and CEO of DuPont

Edward Breen, DuPont Board Member, to Serve as Interim Chair and CEO

Company Updates Operating Earnings Outlook for Full Year 2015

Increases Targeted Cost Savings from Operational Redesign to $1.6 Billion;

Accelerates Annual Run Rate Cost Savings of $1.3 Billion to 2016

WILMINGTON, Del., Oct. 5, 2015 — Ellen Kullman, Chair and CEO of DuPont, announced that she will retire from the company effective October 16th.  On that date, Edward Breen, a current member of the DuPont Board of Directors, will assume the role of Interim Chair and CEO of DuPont.  The Board has engaged an executive recruitment firm to identify a full-time replacement.

“Over the past seven years, with the dedication of our entire team, we have transformed this great company by focusing our portfolio, streamlining the organization, and driving innovation that leverages our unique science and engineering capabilities. With a strong foundation in place now is the right time for a new leader to continue to drive the pace of change to capitalize fully on the opportunity ahead,” said Ms. Kullman. “I want to express my sincere thanks and admiration to all of my DuPont colleagues around the world.  I have complete confidence that they will realize the enormous potential of the next generation DuPont.”

“We thank Ellen for her extraordinary leadership as Chair and CEO of DuPont.  During more than 27 years with the company, Ellen has consistently led constructive change by focusing the organization on identifying and solving our customers’ needs.  As our Chair and CEO, Ellen led DuPont through the global recession and the dramatic transformation of the last several years with the highest standard of integrity and commitment,” said Alexander Cutler, DuPont’s Lead Independent Director.

“Ed Breen’s record of achievement and broad experience make him well suited to lead the company while the Board completes its search for the next executive to lead DuPont,” Mr. Cutler said.

“Ellen is an outstanding leader and the entire Board appreciates her long record of accomplishment at DuPont,” said Mr. Breen.  “As we confront a challenging environment, she and the management team already have taken actions to accelerate cost reductions.  Looking ahead, we will continue to drive productivity, and we plan to conduct a deep dive into the details of our cost structure and allocation of capital to ensure we deliver appropriate returns for shareholders.  DuPont’s unique science capabilities and leading positions in attractive growth markets are strong competitive advantages and we are committed to build on that base to drive DuPont’s performance.”

Updated Operating Earnings Outlook

DuPont announced that it now expects operating earnings per share for the full year to be approximately $2.75, compared with the prior guidance of $3.10. The revised outlook primarily reflects continued strengthening of the U.S. dollar versus currencies in emerging markets, particularly the Brazilian Real; and a further weakening of agricultural markets, primarily in Brazil. The new guidance assumes full year currency impacts of $0.72 per share, versus the prior expectation of approximately $0.60 per share. Excluding the impact of currency, the revised guidance for full-year operating earnings per share, including expected benefits from share repurchases and cost savings, represents an approximately 3-percent increase in operating earnings per share year over year. The company now expects second-half operating earnings per share to be approximately $0.40, compared with the prior guidance of $0.75. Approximately 25 percent of expected second-half operating earnings will be earned in the third quarter. Prior year operating earnings were $3.36 and $0.96 per share for the full year and second-half 2014, respectively. Reconciliations of non-GAAP measures are included at the end of this release.

Demand for crop protection and seed products, primarily in Brazil, further weakened in the third quarter impacted by macroeconomic and competitive pressures.  In Brazil, where the planting season is in progress, tighter farmer profit margins and credit are causing growers to be more cautious in their spending.  The company is experiencing reduced demand for crop protection products reflecting low insect pressure and lower seed volumes as growers are expected to reduce hybrid corn planted area.

The U.S dollar continues to strengthen versus currencies in emerging markets.  The Brazilian Real has declined more than 60 percent year over year and approximately 20 percent since the company reported second-quarter results.

In response to these macro conditions, the company announced that it is accelerating, by one year, its operational redesign cost saving actions and as result, expects to achieve $1.3 billion of savings on a run rate basis by the end of 2016. In addition, the company announced its commitment to achieving additional cost savings as a part of its operational redesign and is targeting approximately $1.6 billion on a run rate basis by the end of 2017.  Plans related to the additional cost savings are expected to be finalized in the fourth quarter.

Nick Fanandakis, DuPont’s Chief Financial Officer, said, “As macro conditions have deteriorated further, we are intensifying our effort to offset these pressures with further productivity improvements and cost savings, while making disciplined and targeted investments in innovation to increase value for shareholders over the long term. While we are experiencing challenging market conditions this season in Brazil, we continue to see long term strategic growth opportunities for our products. Over the long term, we believe our pipeline of new products and our portfolio of capabilities position us well in global agriculture markets.”

Investor Conference Call

DuPont will hold a conference call and webcast on Monday, October 5, 2015, at 5:00 pm EDT to discuss this news release. The call can be accessed by dialing 1-630-827-6818, confirmation number 6030934.  The webcast and additional presentation materials can be accessed by visiting the company’s investor website (Events & Presentations) at www.investors.dupont.com. A replay of the conference call webcast will be available for 90 days by calling 1-630-652-3042, Passcode 6030934#.

These expectations are subject to change as DuPont finalizes financial statements for the third quarter. DuPont will report its third-quarter financial results on Oct. 27th.  For additional information see the investor center at http://www.dupont.com.

About Edward D. Breen

Mr. Breen serves as Chairman of Tyco International plc, a leading global provider of security products and services, fire detection and suppression products and services and life safety products, where he also served as Chief Executive Officer from 2002 to 2012. Prior to joining Tyco, Mr. Breen held senior management positions at Motorola, including as President and Chief Operating Officer, and General Instrument Corporation, including as Chairman, President and Chief Executive Officer. Mr. Breen is a director of Comcast Corporation.

DuPont (NYSE: DD) has been bringing world-class science and engineering to the global marketplace in the form of innovative products, materials, and services since 1802. The company believes that by collaborating with customers, governments, NGOs, and thought leaders, we can help find solutions to such global challenges as providing enough healthy food for people everywhere, decreasing dependence on fossil fuels, and protecting life and the environment. For additional information about DuPont and its commitment to inclusive innovation, please visit www.dupont.com.

Forward Looking Statements: This document contains forward-looking statements which may be identified by their use of words like “plans,” “expects,” “will,” “believes,” “intends,” “estimates,” “anticipates” or other words of similar meaning. All statements that address expectations or projections about the future, including statements about the company’s strategy for growth, product development, regulatory approval, market position, anticipated benefits of recent acquisitions, timing of anticipated benefits from restructuring actions, outcome of contingencies, such as litigation and environmental matters, expenditures and financial results, are forward looking statements. Forward-looking statements are not guarantees of future performance and are based on certain assumptions and expectations of future events which may not be realized. Forward-looking statements also involve risks and uncertainties, many of which are beyond the company’s control. Some of the important factors that could cause the company’s actual results to differ materially from those projected in any such forward-looking statements are: fluctuations in energy and raw material prices; failure to develop and market new products and optimally manage product life cycles; ability to respond to market acceptance, rules, regulations and policies affecting products based on biotechnology; significant litigation and environmental matters; failure to appropriately manage process safety and product stewardship issues; changes in laws and regulations or political conditions; global economic and capital markets conditions, such as inflation, interest and currency exchange rates; business or supply disruptions; security threats, such as acts of sabotage, terrorism or war, weather events and natural disasters; ability to protect and enforce the company’s intellectual property rights; successful integration of acquired businesses and separation of underperforming or non-strategic assets or businesses, including timely realization of the expected benefits from the separation of Performance Chemicals. The company undertakes no duty to update any forward-looking statements as a result of future developments or new information.

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Use of Non-GAAP Measures

Management believes that certain non-GAAP measurements are meaningful to investors because they provide insight with respect to ongoing operating results of the company.  Such measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance.  Reconciliations of non-GAAP measures are provided below.

Reconciliation of Operating Earnings Per Share (EPS) Outlook

The reconciliation below represents the company’s second-half and full year 2015 outlook and second-half and full year 2014 on an operating earnings per share basis, defined as earnings from continuing operations excluding significant items and non-operating pension/OPEB costs.  On July 1, 2015, the company completed the spin-off of its Performance Chemicals segment. Accordingly, the results of Performance Chemicals are presented as discontinued operations and as such have been excluded from EPS from continuing operations and operating EPS for all periods presented.

	Year Ended December 31,		Second Half
	2015 Outlook	2014 Actual	2015	2014
Operating EPS	$2.75	$3.36	$0.40	$0.96

2015 estimated significant items (1)	0.08	—	0.10
2014 significant items(2)	—	0.12		0.08

Non-operating pension/OPEB costs (3)	(0.30)	(0.09)	(0.14)	(0.05)

EPS from continuing operations (GAAP)	$2.53	$3.39	$0.36	$0.99

(1) 2015 estimated significant items includes: (a) full year 2015 transaction costs associated with the separation of the Performance Chemicals segment of $(0.06), (b) customer claims recovery of $0.13, (c) litigation settlement of $0.08, (d) asset impairment charge of $(0.03) and (d) Ukraine devaluation charge of $(0.04). The 2015 second half estimated significant items include separation transaction costs of $(0.01) and customer claims recovery of $0.11.

(2)For detail of 2014 significant items, please see 2014 quarterly earnings news releases for DuPont available at http://www.investors.dupont.com.

(3)Non-operating pension/OPEB costs for 2015 Outlook represents current estimate.